Exhibit 16.1

December 2, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Brag House Holdings, Inc. under the section titled “CHANGE IN ACCOUNTANTS” in its Form S-4 dated December 2, 2025. We agree with the statements concerning our Firm in such Form S-4; we are not in a position to agree or disagree with other statements of Brag House Holdings, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp